EXHIBIT 5.1

1460 El Camino Real Menlo Park, CA 94025-4110 +1.650.838.3600

January 7, 2025

AEye, Inc.

4670 Willow Road, Suite 125

Pleasanton, CA 94588

AEye, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to AEye, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of the Registration Statement on Form S-3 (such registration statement, including the documents incorporated by reference therein (the “Registration Statement”)) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offering from time to time, pursuant to Rule 415 under the Securities Act, by the Company of up to $8,533,600 of shares of common stock, par value $0.0001 per share, of the Company that may be issued and sold pursuant to the At Market Issuance Sales Agreement, dated as of September 12, 2024, by and between the Company and A.G.P./Alliance Global Partners (the “Sales Agreement,” and such shares, the “Placement Shares”).

In rendering the opinions expressed below, we have reviewed originals or copies of the following documents (the “Opinion Documents”):

(a)	The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, in each case, as amended through the date hereof;

(b)	The Sales Agreement;

(c)	The Registration Statement;

(d)	The Prospectus Supplement, dated September 13, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “First Prospectus Supplement”);

(e)	The Prospectus Supplement, dated December 30, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the First Prospectus Supplement, the “Prior Prospectus Supplements”);

(f)	The Amendment No.1 to the Prior Prospectus Supplements, dated January 7, 2025, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Amendment,” and the Prior Prospectus Supplements, as amended by the Amendment, the “Prospectus Supplements”); and

(g)	Such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents, we have assumed:

(a)    The genuineness of all signatures;

AOSHEARMAN.COM

Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD.  It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323).  The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications.  A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

(b)    The authenticity of the originals of the documents submitted to us;

(c)    The conformity to authentic originals of all documents submitted to us as copies; and

(d)    As to matters of fact, the truthfulness of the representations made in the Opinion Documents, and in certificates of public officials and officers of the Company.

We have also assumed that the Placement Shares, when issued, will be issued in accordance with and not in violation of any terms and conditions established by the Board of Directors or any committee thereof in the resolutions adopted by the Board of Directors or any such committee thereof with respect to the issuance of the Placement Shares (such approvals are referred to hereinafter as the “Corporate Approvals”).

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Placement Shares have been duly authorized for issuance by the Company, and when issued and delivered by the Company pursuant to the Sales Agreement in the manner described in the Registration Statement and the Prospectus Supplements, and in accordance with the Corporate Approvals, will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter is delivered to you in connection with the offering of the Placement Shares. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the use of our name in the Registration Statement and Prospectus Supplements. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

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